PRESS RELEASE

FOR IMMEDIATE RELEASE

October 27, 2005	Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS INCREASED SALES IN THIRD QUARTER

PRYOR, OKLAHOMA (October 27, 2005) – Orchids Paper Products Company (AMEX:TIS) today reported that net sales in the third quarter of 2005 were $15,435,000, an increase of 17% over the prior year quarter and a new quarterly record. Approximately 40% of the increase in the quarter is the result of fill-in shipments to one of our largest customer’s distribution centers to remedy supply chain interruptions following hurricane Katrina. The remainder of the increase was primarily due to increased shipments to another large customer. For the first nine months of 2005, net sales were $41,658,000, an increase of $8,626,000, or 26%, over the same period in 2004.

Net income in the third quarter was $480,000, or $.13 per diluted share, a decrease of $185,000 when compared with net income of $665,000, or $.32 per diluted share, in the same period of 2004. Net income for the first nine months of 2005 was $940,000, or $.35 per diluted share, compared with net income of $566,000 in the same period of 2004.

Gross profit for the quarter was $2,263,000 which was flat with the prior year. A higher cost and quantity of purchased parent rolls, resulting from the increased sales, and the higher cost of internally produced parent rolls negatively affected gross profit. Purchased parent rolls consumed in the 2005 quarter represented 30% of total paper consumption compared with 13% in the prior year quarter. The cost of internally produced parent rolls increased primarily due to higher energy and maintenance costs. For the nine months ended September 30, 2005, gross profit was $6,061,000, an increase of $753,000, or 14%, over the same period in 2004. Higher cost of both purchased and internally produced parent rolls negatively affected gross profit in the nine-month period.

Net income for the nine months ended September 30, 2005 included non-cash charges of approximately $321,000 for the recording of stock option expense and a net loss of $179,000 on exchange rate forward contracts and foreign currency payables. In the third quarter of 2005, the Company recognized $79,000 of stock option expense and $26,000 of net foreign currency transaction losses.

The stock option expense recognized was the result of options for an aggregate of 7,500 shares of stock approved for grant in the third quarter to certain board members and options for an aggregate of 270,000 shares of stock granted in the second quarter to certain members of management. The options issued in the third quarter were 100% vested on grant date. The Company elected to early adopt SFAS 123(R) in the second quarter of 2005 and, as a result, incurred stock-based compensation expense of approximately $79,000 and $321,000 in the quarter and nine-month periods ended September 30, 2005, respectively. Quarterly charges for the stock options granted in the second quarter will approximate $47,000 in the fourth quarter of 2005 and will continue at that rate through the vesting period ending in the first quarter of 2009.

In order to limit the exchange rate exposure on foreign currency payables related to the Company’s purchase of a new paper machine, exchange rate contracts were entered into in the second quarter for foreign-currency denominated commitments. The Company did not identify the contracts as a cash flow hedge and as a result of the change in the value of the US dollar following the execution of these contracts, under the standards of SFAS 133, the resulting change in value of the exchange rate contracts is recognized as either expense or income. For the quarter, a $7,000 gain was recognized and, for the nine-month period, the Company recognized a loss of $367,000. The Company’s foreign-currency denominated payables related to the new paper machine resulted in a transaction loss of $33,000 in the quarter and a gain of $188,000 for the nine-month period.

As previously announced, the Company closed its initial public offering of 2,156,250 shares of common stock on July 20, 2005 at $8.00 per share, including shares covered by the underwriter’s over-allotment option. Following the offering, 4,156,250 shares of common stock were outstanding. The offering raised net proceeds of $15.0 million, after underwriter discounts and direct expenses. Substantially all of the proceeds of the offering will be used to finance the purchase of the Company’s new paper machine. At present, the new paper machine project is on schedule and is within cost estimates.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products visit the Company’s website at http://www.orchidspaper.com.

This release contains forward looking statements. These statements relate to, among other things:

•	the Company’s business strategy;
•	the Company’s value proposition;
•	the market opportunity for the Company’s products, including expected demand for its products;
•	the Company’s estimates regarding its capital requirements; and
•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (4) the inability to obtain additional financing in connection with our project to expand the paper mill; (5) cost overruns in connection with its project to expand its paper mill; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper and parent rolls; (8) availability and price of energy; (9) labor interruptions; (10) natural disaster or other disruption to its facility; (11) ability to finance the capital requirements of its business; (12) costs to comply with government regulations; (13) increased expenses and administrative workload associated with being a public company; and (14) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except Net Selling Price per Case, tonnage, cost per ton and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004 (*)
Net Sales	$ 15,435	$ 13,143	$ 41,658	$ 33,032

Gross Profit	$ 2,263	$ 2,341	$ 6,061	$ 5,308
Gross Profit Margin %	14.7%	17.8%	14.5%	16.1%

Net income	$ 480	$ 665	$ 940	$ 566

Net income per share:
Basic	$ 0.13	$ 0.33	$ 0.37
Diluted	$ 0.13	$ 0.32	$ 0.35

Other Income Statement Data:
Interest Expense	$ 343	$ 323	$ 1,086	$ 762
Provision for Income Taxes	$ 265	$ 330	$ 545	$ 533
Depreciation	$ 374	$ 420	$ 1,128	$ 1,251

Operating Data:
Cases shipped	1,441	1,260	3,852	3,001
Net Selling Price per Case	$ 10.71	$ 10.43	$ 10.82	$ 11.01
Total Paper Usage - tons	9,863	9,013	27,156	21,650
Total Paper Cost per ton	$ 806	$ 697	$ 811	$ 683

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities			$ 1,645	$ 4,450
Investing Activities			$ (16,438)	$ (18,727)
Financing Activities			$ 14,313	$ 15,062

(*) The results for the nine months ended September 30, 2004 include the results of the Predecessor company for the period January 1 to February 29, 2004 and the Successor company for the July 6, 2005 for a further description of the Predecessor and Successor companies.